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                                                                     Exhibit 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                          CHARTER COMMUNICATIONS, INC.
                     (ORIGINALLY INCORPORATED JULY 22, 1999)

         FIRST: NAME. The name of the corporation is Charter Communications, Inc. (the "Corporation").

         SECOND: REGISTERED OFFICE. The registered office of the Corporation is located at 30 Old Rudnick Lane, City of Dover, Kent County, State of Delaware. The name of its registered agent at such address is CorpAmerica, Inc.

         THIRD:  CORPORATE PURPOSE; LIMITATIONS ON ASSETS AND LIABILITIES.

         (a) CORPORATE PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL"); (i) provided, however, that until all outstanding shares of Class B Common Stock of the Corporation (as hereinafter defined) have been converted into shares of Class A Common Stock of the Corporation (as hereinafter defined) in accordance with Clause (b)(viii) of Article Fourth of this Certificate of Incorporation, the Corporation shall not engage directly or indirectly, including without limitation through any Subsidiary, in any business other than the cable transmission business and as a member of, and subscriber to, the portal joint venture with Broadband Partners; and (ii) provided further, that to the extent that, as of the date of the closing of the initial registered public offering of shares of Class A Common Stock on Form S-1 (the "IPO Date"), the Corporation was directly or indirectly engaged in or had agreed to acquire directly or indirectly any business other than a cable transmission business or as a member of, and subscriber to, the portal joint venture with Broadband Partners (any such other business, an "Incidental Business," and collectively, "Incidental Businesses") so long as (A) such Incidental Businesses so engaged in by the Corporation on the IPO Date in the aggregate on such date accounted for less than ten percent (10%) of the consolidated revenues of the total business engaged in by the Corporation or (B) such Incidental Businesses which on the IPO Date the Corporation had agreed to acquire in the aggregate on such date accounted for less than ten percent (10%) of the consolidated revenues of the total businesses to be acquired, as applicable, the Corporation may, directly or indirectly, including through any Subsidiary, continue to conduct any such Incidental Business and the foregoing limitation on the business and purpose of the Corporation shall not require that any such Incidental Business be divested by the Corporation, but the Corporation shall not, directly or indirectly, expand any such Incidental Business by means of any acquisition or any commitment of the Corporation's or any Subsidiary's resources or financial support. "Cable transmission business" means the transmission of video, audio (including telephony) and data over cable television systems owned, operated or managed by the Corporation or any Subsidiary; provided, that, the businesses of RCN Corporation and its subsidiaries shall not be deemed to be a cable transmission business. "Subsidiary" means any corporation, limited liability company, partnership, association, joint venture or other business entity of which (i) if a corporation, ten percent (10%) or more of the total voting power of shares of stock entitled to vote in the election of directors thereof or ten percent (10%) or more of the


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value of the equity interests is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries, or (ii) if a limited liability company, partnership, association or other business entity, ten percent (10%) or more of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries. The Corporation shall be deemed to have a ten percent (10%) or greater ownership interest in a limited liability company, partnership, association or other business entity if the Corporation is allocated ten percent (10%) or more of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the person managing such limited liability company, partnership, association or other business entity.

         (b) Limitations on Holding Assets and Incurring Certain Liabilities. The Corporation shall not (i) hold any assets, other than (A) working capital cash and cash equivalents held for the payment of current obligations and receivables from Charter LLC (as hereinafter defined in Clause (a)(i)(B) of Article Fourth of this Certificate of Incorporation); (B) common Membership Units (as hereinafter defined in Clause (a)(i)(B) of Article Fourth of this Certificate of Incorporation); (C) back-to-back obligations and mirror equity interests of Charter LLC, consisting of obligations and equity securities (other than common Membership Units, but including convertible securities), which are substantially equivalent to liabilities or obligations or securities of the Corporation to third parties; (D) assets subject to an existing obligation to contribute such assets (or successor assets) to Charter LLC in exchange for Membership Units; (E) assets acquired as a result of the issuance of Common Stock of the Corporation (as hereinafter defined) and/or Preferred Stock of the Corporation (as hereinafter defined) and/or liabilities or obligations of the Corporation, subject to an existing obligation to contribute such assets (or successor assets) to Charter LLC in exchange for common Membership Units (in respect of the Common Stock issued) and/or for mirror equity securities (other than common Membership Units, but including convertible securities, in respect of the mirror equity securities issued) of Charter LLC and/or liabilities or obligations of Charter LLC (in respect of the liabilities or obligations incurred), which are substantially equivalent to the equity securities and/or liabilities and obligations of the Corporation issued to acquire such assets; or
(F) goodwill or deferred tax assets or (ii) incur any liabilities or obligations for borrowed money, for acquisition of assets or under any capital lease, other than (A) in connection with back-to-back obligations of Charter LLC to the Corporation, consisting of liabilities or obligations of Charter LLC which are substantially equivalent to liabilities or obligations of the Corporation to a third party; (B) liabilities or obligations incident to the acquisition of Membership Units in exchange for Common Stock or (C) liabilities or obligations as contemplated by Clauses (b)(i)(D) and (E) above.

         FOURTH:  CAPITAL STOCK.

         (a) AUTHORIZED CAPITAL STOCK; LIMITATIONS ON CAPITAL STOCK
TRANSACTIONS.

                  (i) Authorized Capital Stock.

                       (A) The total number of shares of stock that the Corporation shall have authority to issue is two billion seven hundred fifty million (2,750,000,000) shares, consisting of: (1) one billion seven hundred fifty million (1,750,000,000) shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"); (2) seven hundred fifty million (750,000,000) shares of Class B Common Stock, par value $.001 per


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share (the "Class B Common Stock"); and (3) two hundred fifty million
(250,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock are herein sometimes collectively or individually referred to as the "Common Stock."

                       (B) The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but the number of authorized shares of Class A Common Stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Class A Common Stock issuable upon the conversion of Class B Common Stock and the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock plus (3) the number of shares of Class B Common Stock issuable by the Corporation upon the exchange of Membership Units under agreements between the Corporation and holders of such Membership Units and the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted. "Membership Units" shall mean limited liability company interests in Charter Communications Holding Company, LLC, a Delaware limited liability company or any successor entity thereto ("Charter LLC"), issued under a Limited Liability Company Agreement as amended from time to time.

                       (C) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exchange of Membership Units, such number of shares of Common Stock that shall be issuable upon the exchange of Membership Units pursuant to agreements between the Corporation and holders of such Membership Units.

                  (ii) Limitations Respecting Ratio of Common Stock to Membership Units. The Corporation shall not issue, transfer from treasury stock or repurchase shares of Common Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of common Membership Units owned by the Corporation. The Corporation shall not issue, transfer from treasury stock or repurchase shares of Preferred Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the Corporation holds mirror equity interests of Charter LLC which are in the aggregate substantially equivalent to the outstanding Preferred Stock. Upon any reclassification of the common Membership Units, whether by combination, division or otherwise, the Corporation shall take all requisite action so that the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of common Membership Units owned by the Corporation.

         (b) COMMON STOCK VOTING RIGHTS AND DIRECTORS; DIVIDENDS AND DISTRIBUTIONS; SPLITS; OPTIONS; MERGERS; LIQUIDATION; PREEMPTIVE RIGHTS; CONVERSION.

                  (i) Common Stock Voting Rights and Directors.

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                       (A) The holders of shares of Common Stock shall have the
following voting rights and powers:

                            (1) Each holder of Class A Common Stock shall be
entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of the Class A Common Stock, whether voting separately as a class or otherwise.

                            (2) Each holder of Class B Common Stock shall be
entitled, with respect to each share of Class B Common Stock held by such holder on the applicable record date, to the following number of votes per share in person or by proxy on all matters submitted to a vote of the holders of the Class B Common Stock, whether voting separately as a class or otherwise: (I) ten
(10) multiplied by the sum of (x) the number of shares of Class B Common Stock outstanding on such record date and (y) the number of shares of Class B Common Stock for which Membership Units outstanding on such record date are exchangeable as of such record date (assuming all conditions to such exchange have been satisfied) pursuant to agreements between the holders of such Membership Units and the Corporation, divided by (II) the number of shares of Class B Common Stock outstanding on such record date.

                            (3) Notwithstanding any other provision of this
Certificate of Incorporation, including without limitation Clauses (b)(i)(A)(1) and (c) of this Article Fourth, so long as any shares of Class B Common Stock are outstanding and held by an Allen Entity (as defined in Clause (b)(viii)(B)),
(I) only the shares of Class B Common Stock shall be entitled to vote on any amendment or repeal of Article Third of this Certificate of Incorporation or of Clause (a)(ii) of this Article Fourth, (II) any such amendment or repeal shall require the affirmative vote of at least a majority of the voting power of the outstanding Class B Common Stock, and (III) no holder of any other capital stock of the Corporation shall be entitled to vote on any such amendment or repeal.

                            (4) The Corporation shall provide, at the request of
any stockholder of the Corporation, a determination, as of any record date and as of the last day of the preceding calendar quarter, of (I) the number of shares of Class B Common Stock that are exchangeable for Membership Units pursuant to agreements between the Corporation and the holders of such Membership Units and (II) the number of votes to which each share of Class B Common Stock is entitled. The Board of Directors shall determine the state of facts described in the preceding sentence and, to the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of Clause
(b)(i)(A)(2) of this Article Fourth in good faith shall be conclusive and binding on the Corporation and its stockholders.

                  (B) The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                            (1) In all elections of directors, the holders of
the Class B Common Stock voting together as a separate class shall be entitled to elect all members of the Board of Directors except one (1) member (and except for any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock).

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                            (2) The holders of Class A Common Stock and Class B
Common Stock, voting together as one class (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Common Stock, as one class with such holders of shares of Preferred Stock) shall be entitled to elect one (1) member of the Board of Directors; provided, however, that at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause
(b)(viii) of this Article Fourth, the holders of Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of shares of Preferred Stock) shall be entitled to elect all members of the Board of Directors (other than any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock).

                            (3) Any vacancies on the Board of Directors
resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of the Class A Common Stock and Class B Common Stock voting together as one class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Common Stock, as one class with such holders of Preferred Stock) shall be filled by majority vote of the remaining director or directors elected by the holders of such capital stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Class A Common Stock and Class B Common Stock, voting together as one class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Common Stock, as one class with such holders of Preferred Stock). Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of the Class B Common Stock voting separately as a class shall be filled by majority vote of the remaining directors so elected by the holders of the Class B Common Stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of the Class B Common Stock voting separately as a class; provided, however, that at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause
(b)(viii) of this Article Fourth, any such vacancies shall be filled by majority vote of the remaining directors then in office, although less than a quorum, or by a sole remaining director, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the holders of the Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, together as one class with such holders of Preferred Stock). The foregoing provisions of this Clause (b)(i)(B)(3) shall not apply to any members of the Board of Directors elected by one or more series of Preferred Stock voting as a separate class.

                       (C) Except as otherwise required by applicable law, and Clauses (b)(i)(A) and (b)(i)(D) of this Article Fourth notwithstanding, the Corporation shall not, without the prior affirmative vote of holders of at least a majority of the voting power of the outstanding Class B Common Stock voting as a separate class: (1) issue or transfer from treasury stock any Class B Common Stock other than (I) to Allen Entities, or in the case of a reorganization under
Section 368(a) of the Internal Revenue Code involving an Allen Entity and the Corporation, the stockholders of such Allen Entity, and (II) pursuant to Clause
(b)(ii)(B) and Clause (b)(iii) of this Article Fourth; (2) issue, enter into any agreement to issue, or create or issue any option, warrant, exchange right, convertible right or similar


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rights in respect of, any class or series of capital stock, including without limitation Class B Common Stock or Preferred Stock, other than Class A Common Stock and other than as permitted by the foregoing Clause (b)(i)(C)(1) of this Article Fourth with respect to Class B Common Stock; or (3) amend, modify or repeal any provisions of this Article Fourth or Article Fifth of this Certificate of Incorporation; or (4) agree to do any of the foregoing.

                       (D) Except as otherwise provided in this Certificate of Incorporation (including without limitation Clauses (b)(i)(A)(2) and (b)(i)(C) of this Article Fourth and Article Fifth of this Certificate of Incorporation) or required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as one class with such holders of such series of Preferred Stock).

         (ii) Dividends and Distributions.

                       (A) Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this Section (ii), the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

                       (B) In the case of dividends or other distributions on Common Stock payable in Class A Common Stock or Class B Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, (1) the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number and (2) the Corporation shall not make any such dividend or distribution unless all outstanding common Membership Units, and any option, warrant, exchange right, convertible right or similar rights in respect of common Membership Units, shall be correspondingly adjusted.

                       (C) The Corporation shall not pay any dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any Subsidiary or pay any dividend or other distribution consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of any Subsidiary.

                  (iii) Stock Splits. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless (A) the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined and (B) all outstanding common


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Membership Units, and any option, warrant, exchange right, convertible right or similar rights in respect of common Membership Units, shall be correspondingly adjusted.

                  (iv) Options, Rights or Warrants.

                       (A) Subject to Clauses (a)(ii) and (b)(i)(C) of this Article Fourth, the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

                  (v) Mergers, Consolidation, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction (in each case other than incident to an exchange of Membership Units, Common Stock and/or other securities for Common Stock pursuant to agreements between the holders of such Membership Units and the Corporation) in which shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or converted into either
(A) the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or converted; provided, however, that if shares of Common Stock are exchanged for or converted into shares of capital stock, such shares received upon such exchange or conversion may differ in a manner similar to the manner in which the Class A Common Stock and the Class B Common Stock differ (without regard to the provisions of Clause (b)(viii)(C)), or (B) if holders of each class of Common Stock are to receive different kinds (other than as contemplated by the preceding Clause A) or amounts of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, substantially equivalent to the value per share into which or for which each share of any other class of Common Stock is exchanged or converted. To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause (b)(v) of this Article Fourth in good faith shall be conclusive and binding on the Corporation and its stockholders.

                  (vi) Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of any series of Preferred Stock entitled thereto, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Class A Common Stock and the Class B Common Stock treated as a single class.

                  (vii) No Preemptive Rights. The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

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                  (viii) Conversion of Class B Common Stock.

                       (A) Each holder of a share of Class B Common Stock shall have the right to convert such share into one (1) fully paid and non-assessable share of Class A Common Stock, at any time and from time to time.

                       (B) Each share of Class B Common Stock Transferred (as defined below) to one or more persons or entities other than Authorized Class B Holders (as defined below) shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such Transfer; provided, however, that no such conversion shall occur solely as a result of the pledge or encumbrance of any shares of Class B Common Stock by an Authorized Class B Holder. "Authorized Class B Holders" shall mean any of (1) Paul G. Allen ("Allen"); (2) the estate of Allen, any trust created as a result of the death of Allen, or any organization qualified under Section 501(c)(3) of the Internal Revenue Code that is the beneficiary of Allen upon his death; (3) any entity controlled by Allen Entities; and (4) any trust in which Allen is a trustee and owns more than 50% of the beneficial interest. "Controlled" shall mean the direct or indirect ownership of at least 50% of the voting power and economic interest of an entity. "Transfer," and words of similar import, shall mean the transfer of record and/or beneficial ownership of any such shares of Class B Common Stock. "Allen Entities" shall mean Allen and from time to time the entities described in Clauses (b)(viii)(B)(2), (3) and (4) of this Article Fourth, and "Allen Entity" shall mean any of the foregoing Allen Entities from time to time.

                       (C) Each share of Class B Common Stock shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock at such time as the Allen Entities directly or indirectly own, as a result of Transfers by such Allen Entities (other than Transfers to the Corporation in connection with an exchange for Class B Common Stock and other than Transfers to Allen Entities) of Common Stock and other equity interests in the Corporation and Membership Units directly or indirectly owned by such Allen Entities, on the measuring date Common Stock and other equity interests in the Corporation and Membership Units having an aggregate value that is both (1) less than twenty percent (20%) of the sum of the values on the IPO Date of (I) the shares of Class B Common Stock directly or indirectly owned by the Allen Entities on the IPO Date and (II) the number of shares of Class B Common Stock for which outstanding Membership Units directly or indirectly owned by the Allen Entities are exchangeable pursuant to agreements between the Allen Entities and the Corporation on the IPO Date and (2) less than five percent (5%) of the sum of the values of (I) the outstanding Common Stock and other equity interests in the Corporation on the measuring date and (II) the number of shares of Common Stock for which outstanding Membership Units are exchangeable on the measuring date pursuant to agreements between the Corporation and the holders of such Membership Units. The Board of Directors shall determine whether the state of facts described in Clauses (b)(viii)(C)(1) and (2) of this Article Fourth shall have occurred, and the automatic conversion provided for in the preceding sentence shall be deemed to have occurred on the date on which the Board of Directors makes such determination that such state of facts has occurred. For the purposes of this determination, each share of Class B Common Stock shall be valued at the same value as a share of Class A Common Stock on the relevant date. As promptly as practicable following such determination, the Corporation shall provide notice of the conversion of all outstanding shares of Class B Common Stock into Class A Common Stock to holders of record of Common Stock. Such notice shall be provided by mailing notice of such conversion, first class postage prepaid, to each holder of record of


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Common Stock, at such holder's address as it appears on the stock transfer books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of shares of Class B Common Stock. Each such notice shall state, as appropriate, the following: (w) the conversion date; (x) that all outstanding shares of Class B Common Stock have been automatically converted into shares of Class A Common Stock; (y) the place or places where certificates formerly representing shares of Class B Common Stock are to be surrendered in exchange for certificates representing the shares of Class A Common Stock issued upon such conversion; and
(z) that no dividends will be declared on the shares of Class B Common Stock converted after such conversion date. To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause (b)(viii)(C) of Article Fourth in good faith shall be conclusive and binding on the Corporation and its stockholders.

                       (D) As promptly as practicable following the surrender by a holder of a certificate representing shares of Class B Common Stock to be converted pursuant to Clause (b)(viii)(A) of this Article Fourth or a certificate formerly representing shares of Class B Common Stock that have been converted pursuant to Clause (b)(viii)(B) or (C) of this Article Fourth, and the payment in cash of any amount required by the provisions of Clause (b)(viii)(G) of this Article Fourth, the Corporation shall deliver or cause to be delivered at the office of the transfer agent a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected (1) immediately prior to the close of business of the Corporation on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock in the case of a conversion under Clause (b)(viii)(A) of this Article Fourth, (2) immediately prior to the close of business of the Corporation on the date of Transfer in the case of an automatic conversion under Clause (b)(viii)(B) of this Article Fourth and (3) immediately prior to the close of business of the Corporation on the date of the determination by the Board of Directors in the case of an automatic conversion under Clause (b)(viii)(C) of this Article Fourth. At the close of business of the Corporation on the date any such conversion is made or deemed to be effected, all rights of the holder of such shares of Class B Common Stock as a holder thereof shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock as of such date; provided, however, that if any such conversion is made or deemed to be effected on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes upon the opening of business of the Corporation on the next succeeding day on which the stock transfer books are open.

                       (E) In the event of a reclassification as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification. No adjustments in respect of dividends (other than dividends paid in stock or securities of the Corporation) shall be made upon the conversion of any shares of Class B Common Stock; provided, however, that if a share of Class B


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
Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on such date notwithstanding the conversion thereof or the default in payment of the dividend or distribution due on such date.

                       (F) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable (1) upon the conversion of all such outstanding shares of Class B Common Stock and (2) upon conversion of Class B Common Stock that shall be issuable upon the exchange of Membership Units pursuant to agreements between the Corporation and holders of such Membership Units; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock shall, upon issue, be validly issued, fully paid and non-assessable.

                       (G) The issuance of certificates for shares of Class A Common Stock upon conversion of Class B Common Stock shall be made without charge to the holders of such shares for any transfer or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

                       (H) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock and be available for reissue by the Corporation.

         (c) PREFERRED STOCK. Subject to Clause (b)(i)(C) of this Article Fourth, the Board of Directors is hereby expressly granted authority from time to time to issue the Preferred Stock in one or more series and with respect to any such series to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:

                  (i) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

                  (ii) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

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
                  (iii) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

                  (iv) providing for the conversion or exchange, at the option of the holder or of the Corporation or both, or upon the happening of a specified event, of the shares of Preferred Stock into shares of any other class or classes or series of capital stock of the Corporation or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine, or providing for no conversion;

                  (v) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

                  (vi) lacking voting rights or, subject to Clause (b)(i)(C) of this Article Fourth, having limited voting rights or enjoying general, special or multiple voting rights; and

                  (vii) specifying the number of shares constituting that series and the distinctive designation of that series.

         FIFTH:  REMOVAL OF DIRECTORS.

         (a) REMOVAL FOR CAUSE. Any director may be removed from office for cause by the affirmative vote of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock (and any series of Preferred Stock then entitled to vote at an election of directors), voting together as one class.

         (b) CLASS B COMMON REMOVAL WITHOUT CAUSE. Any director elected by the vote of the holders of the Class B Common Stock voting separately as a class may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class B Common Stock, voting as a separate class.

         (c) COMMON STOCK REMOVAL WITHOUT CAUSE. Any director elected by the vote of the Class A Common Stock and Class B Common Stock (and any series of Preferred Stock then entitled to vote thereon) voting together as a class may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock (and any series of Preferred Stock then entitled to vote thereon), voting together as one class.

         SIXTH: BYLAWS. The Board of Directors may from time to time adopt, make, amend, supplement or repeal the Bylaws, except as provided in this Certificate of Incorporation.


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
Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         SEVENTH: DIRECTOR EXCULPATION. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders;
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the GCL; or
(d) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any amendment or repeal of this provision by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of such repeal or modification.

         EIGHTH: SECTION 203. The Corporation shall not be governed by Section 203 of the GCL.

         NINTH: AMENDMENT, ETC. Subject in each instance to Clauses (b)(i)(A)(2) and (b)(i)(C) of Article Fourth of this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter authorized by the laws of the State of Delaware. All rights, preferences and privileges herein conferred are granted subject to this reservation.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the stockholders in accordance with Section 228 thereof , has been signed on _________, 1999



                                            By:

                                            Name:

                                            Title:


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